EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by the Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Startech Environmental Corporation or any subsequent acquisitions or dispositions of equity securities of Startech Environmental Corporation by any of the undersigned.

Dated: October 6 , 2009	By:	/s/ Arthur J. Steinberg
ARTHUR J. STEINBERG, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities